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                                       62


                       AMENDMENT NO. 5 TO CREDIT AGREEMENT

         THIS AMENDMENT NO. 5 TO CREDIT AGREEMENT (this "Agreement") is made and entered into as of this 10th day of August, 2001, by and among CONE MILLS CORPORATION, a North Carolina corporation (the "Borrower"), BANK OF AMERICA, N.A., a national banking association, each of the Lenders signatory hereto and BANK OF AMERICA, N.A., a national banking association, as Agent (the "Agent") for the Lenders.

                               W I T N E S S E T H:

         WHEREAS, the Borrower, the Agent and the Lenders from time to time party thereto (the Lenders") have entered into that certain Credit Agreement dated as of January 28, 2000, as amended by Amendment No. 1 to Credit Agreement dated as of July 14, 2000, Amendment No. 2 to Credit Agreement dated as of December 12, 2000, Waiver and Amendment No. 3 to Credit Agreement dated as of April 23, 2001, and Amendment No. 4 to Credit Agreement dated as of June 28, 2001 (as heretofore and hereby amended, and as from time to time further amended, supplemented or replaced, the "Credit Agreement");

         WHEREAS, the Borrower has informed the Agent and the Lenders of its intention to sell to Richloom Fabrics Group, Inc. certain assets of the Borrower's John Wolf converting operations in the States of New York and South Carolina, and other commissioned finishing facilities, as more fully set forth in the purchase letter dated as of August 8, 2001 by and between the Borrower and Richloom Fabrics Group, Inc., a copy of which is attached hereto as Exhibit A (the "John Wolf Disposition"); and

         WHEREAS, the John Wolf Disposition would otherwise violate certain provisions of the Credit Agreement, the Borrower has requested that the Agent and the Lenders agree to amend the Credit Agreement to permit the John Wolf Disposition, and the Agent and the Lenders have agreed, subject to the terms and conditions of this Agreement, so to amend the Credit Agreement pursuant to the terms and conditions herein set forth;

         NOW, THEREFORE, in consideration of the mutual covenants, promises and conditions herein set forth, it is hereby agreed as follows:

        1. Definitions. The term "Credit Agreement" as used herein and in the other Loan Documents shall mean the Credit Agreement as previously and as hereby amended and as from time to time further amended or modified. Unless the context otherwise requires, all capitalized terms used herein without definition shall have the respective meanings provided therefor in the Credit Agreement.


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                                       63


        2.       Amendments to Credit Agreement.

                  (a) Schedule 1.1A to the Credit Agreement is hereby deleted in its entirety and replaced with a new Schedule 1.1A as attached hereto.

        3. Guarantors. Each of the Guarantors has joined into the execution of this Agreement for the purpose of consenting to the amendment contained herein and reaffirming its guaranty of the Obligations as amended by the terms of this Agreement.

        4. Borrower's Representations and Warranties. The Borrower hereby represents, warrants and certifies that:

                 (a) The representations and warranties made by it in Article VIII of the Credit Agreement are true on and as of the date hereof before and after giving effect to this Agreement except that the financial statements referred to in Section 8.6(a) shall be those most recently furnished to each Lender pursuant to Section 9.1(a) and (b) of the Credit Agreement;

                 (b) The Borrower has the power and authority to execute and perform this Agreement and has taken all action required for the lawful execution, delivery and performance thereof;

                 (c) Except as has been disclosed to the Agent and the Lenders in writing, there has been no material adverse change in the condition, financial or otherwise, of the Borrower and its Subsidiaries, taken as a whole, since the date of the most recent financial reports of the Borrower received by each Lender under Section 9.1(a) of the Credit Agreement after giving effect to the transaction contemplated by this Agreement;

                (d) The business and properties of the Borrower and its Subsidiaries are not, and since the date of the most recent financial report of the Borrower and its Subsidiaries received by the Agent under
        Section 9.1(a) of the Credit Agreement have not been, adversely affected in any substantial way as the result of any fire, explosion, earthquake, accident, strike, lockout, combination of workmen, flood, embargo, riot, activities of armed forces, war or acts of God or the public enemy, or cancellation or loss of any major contracts; and

                (e) No Default or Event of Default has occurred and is continuing.


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                                       64


        5. Entire Agreement. This Agreement sets forth the entire understanding and agreement of the parties hereto in relation to the subject matter hereof and supersedes any prior negotiations and agreements among the parties relative to such subject matter. None of the terms or conditions of this Agreement may be changed, modified, waived or canceled orally or otherwise, except by writing, signed by all the parties hereto, specifying such change, modification, waiver or cancellation of such terms or conditions, or of any proceeding or succeeding breach thereof.

        6. Full Force and Effect of Amendment. Except as hereby specifically amended, modified or supplemented, the Credit Agreement and all of the other Loan Documents are hereby confirmed and ratified in all respects and shall remain in full force and effect according to their respective terms.

        7. Counterparts. This Agreement may be executed in any number of counterparts and all the counterparts taken together shall be deemed to constitute one and the same instrument.

        8. Enforceability. Should any one or more of the provisions of this Agreement be determined to be illegal or unenforceable as to one or more of the parties hereto, all other provisions nevertheless shall remain effective and binding on the parties hereto.

        9. Credit Agreement and Other Loan Documents. All references in any of the Loan Documents to the "Credit Agreement" shall mean the Credit Agreement as amended hereby.

        10. Condition to Effectiveness. This Agreement shall become effective as of the date hereof provided (a) the Agent shall have received at least one executed copy, certified by the Borrower, of each of (x) a waiver under the Senior Note Agreement with respect to the John Wolf Disposition in form and substance acceptable to the Agent and in full force and effect, and (y) the approval letter required under the Securitization Intercreditor Agreement, and (b) the John Wolf Disposition shall have occurred, or be occurring substantially simultaneously herewith, substantially on the terms and conditions set forth on Exhibit A.

                            [Signature pages follow.]

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                                       65


         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers, all as of the day and year first above written.


BORROWER:

CONE MILLS CORPORATION


By: /s/ W. Scott Wenhold
Name: W. Scott Wenhold
Title: Treasurer



GUARANTORS:

CIPCO S.C., INC.


By: /s/ Cheryl G. Hollis
Name: Cheryl G. Hollis
Title: Assistant Secretary



CONE FOREIGN TRADING LLC


By: /s/ W. Scott Wenhold
Name: W. Scott Wenhold
Title: Treasurer



AGENT:

BANK OF AMERICA, N.A. as Agent for the Lenders


By: /s/ John F. Register
Name: John F. Register
Title: Principal


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                                       66


LENDERS:

BANK OF AMERICA, N.A.


By: /s/ John F. Register
Name: John F. Register
Title: Principal


FIRST UNION NATIONAL BANK


By: /s/ Tom Bohrer
Name: Tom Bohrer
Title: Vice President


WACHOVIA BANK, N.A.


By: /s/ Charlene A. Johnson
Name: Charlene A. Johnson
Title: Senior Vice President


SUNTRUST BANK


By: /s/ Samuel M. Ballesteros
Name: Samuel M. Ballesteros
Title: Director


MORGAN GUARANTY TRUST COMPANY OF NEW YORK


By: /s/ Roger A. Odell
Name: Roger A. Odell
Title: Managing Director


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                                       67


Exhibit A

August 8, 2001 Letter Agreement by and between Cone Mills Corporation and Richloom Fabrics Group, Inc.

[See attached.]


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                                       68


Cone Mills Corporation
3101 North Elm Street
P O Box 26540
Greensboro  NC  27415-6540

August 8, 2001

Mr. James Richman, President
Richloom Fabrics Group, Inc
261 Fifth Avenue
New York, New York 10016

Subject: Letter Agreement

Dear Jim:

This is to confirm our agreement, subject to approval by the Cone Board, on the sale of certain assets as is/where is of Cone's New York converting operations (John Wolf):

1. Richloom will purchase the John Wolf fixed assets located at 261 Fifth Avenue for a price of $375,000 cash to be paid on August 10, 2001.

2. Richloom will purchase the John Wolf inventory (including screens) for $5,000,000 cash to be paid on August 10, 2001.

3. Subject to operating in the ordinary course of business until that time, the final inventory will be established as of August 12, 2001.

4. On August 10, 2001, Cone will prepare a schedule listing outstanding letters of credit for goods on order (estimated at $460,000). Cone will invoice Richloom for the above amount with due dates to coincide with the due date of the individual letters of credit.

5. Richloom will bear the cost of operating the Wolf warehouse at Carlisle, South Carolina (not a part of the purchase) until all purchased inventory has been removed;

6. If Richloom requires access to John Wolf space at 261 Fifth Avenue after August 31, 2001, Richloom will pay one-half lease costs. Cone will terminate all employees not selected for retention by Richloom on August 17, 2001.

7.   Richloom   will  not  require  any  of  John   Wolf's   independent   sales
     representatives or any of Cone's non-Wolf employees, and Richloom agrees not to employ any such person for two years from the date of closing without prior approval from Cone.

8. Richloom agrees to honor all greige purchase contracts, deliveries, royalty agreements, jobber contracts, and pattern continuity based on existing commitments for the duration of the continuity commitment. Finishing charges for all lots closed and billed after August 10, 2001 will be the responsibility of Richloom and will be paid according to their terms.

9. Richloom agrees to continue to run existing John Wolf patterns at Carlisle and use its best efforts to substantially increase its other business with Carlisle.

10. Richloom agrees to assist Cone in the collection of John Wolf receivables, including holding shipments upon request.

Please indicate your agreement with the above by signing below and faxing an executed copy to me.

Sincerely,                   Accepted and agreed to this 8th day of August, 2001

CONE MILLS CORPORATION                             RICHLOOM FABRICS GROUP, INC.

/s/ John L. Bakane                                 /s/ James Richman
President and Chief Executive Officer              James Richman, President


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                                       69


                                  Schedule 1.1A

Disposition of Additional Assets

The expected value of net proceeds on the disposition of fixed assets under Cone's 2001 Reinvention Plan is approximately $14,813,000 as shown below. The total excludes assets listed on Schedule 1.1; $349,000 for Salisbury warehouse sold in June 2001 and estimated $590,000 from auction of remaining Salisbury equipment in late July with proceeds expected in third quarter of 2001. Total expected value of proceeds from the plan is approximately $15,752,000.

1)       Haynes Plant
-        80 Nissan SC looms, 10 Sulzer P7200's, 90 LA51 Nissan looms
-        EV of proceeds = $1,089,000
-        Target timeline:  in 2001

2)       Florence Plant
-        Equipment sold post closing - slashers
-        EV of proceeds = $80,000
-        Target timeline:   2002

3)       Raytex Plant
-        Equipment
-        EV of proceeds = $3,720,000
-        Target timeline: July 2001 - December 2002

-        Land & Building
-        EV of proceeds = $2,933,000
- Target timeline: Sale to Seiren Corp in 2001 or 2002/2003 to other buyers

4)       John Wolf Converting Operations
- Equipment and Inventory located in New York City, Carlisle, SC other commissioned finishing facilities
-        EV of proceeds = $4,000,000
-        Target timeline:  Sale to Richloom Fabrics Group, Inc. in August 2001

5)       Greensboro land - Proximity site
-        28 acres on Maple Street in Greensboro NC, corner of Wendover &
         Yanceyville
-        EV of proceeds = $2,080,000
-        Target timeline: December 2001 - December 2002

6)       Greensboro land - behind White Oak
-        13 acres of land on the SW corner of Summit Avenue and 16th Street
-        EV of proceeds = $500,000
-        Target timeline: December 2001

7)       Greensboro land - behind wastewater treatment facility - odor issues
-        45 acres of land on Summit Avenue in Greensboro
-        EV of proceeds = $372,000
-        Target timeline: December 2001


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                                       70


8)       Miscellaneous land
-        Rutherford County - Cotton Mill Cafe land
-        EV of proceeds = $6,000
-        Target timeline: 2001 - needed releases

-        Rutherford County - Padgett land
-        EV of proceeds = $23,000
-        Target timeline: 2001 - needed releases

-        Salisbury - 6.5 acres Town Creek flood plain
-        EV of proceeds = $10,000
-        Target timeline: 2001